Exhibit 99.2

Contingent Resignation Solely to End Staggered Terms

The undersigned member of the Board of Directors (the “Board”) of Trupanion, Inc. (the “Company”) director hereby resigns, contingent and effective upon:

1.In the case of Class I and Class II directors, (a) the approval by stockholders, filing, and effectiveness of the Company’s amended and restated certificate of incorporation to declassify the Board, as described in the Company’s 2023 proxy statement (the “Declassification Effectiveness”), and (b) the election of at least one Class III director at the 2023 annual meeting of stockholders (the “Annual Meeting”), it being understood that such Class III director(s) will be deemed, automatically and without the need for any further action, to have immediately reappointed any resigning Class I or Class II director who receives sufficient votes at the Annual Meeting as a declassified board member; and
2.In the case of Class III directors, (a) their election to the Board at the Annual Meeting, (b) the Declassification Effectiveness and the resulting resignation of the Class I and Class II directors described in Section 1(b) above, and (c) the reappointment of at least one director as described in Section 1(b) above, it being understood that such reappointed director(s) will be deemed, automatically and without the need for any further action, to have immediately reappointed any resigning Class III director as a declassified board member.

The undersigned director’s contingent resignation is solely to cause the immediate declassification of the Board upon the Declassification Effectiveness as a corporate law matter, and it is not intended to and shall not be construed to constitute a resignation or termination of service for any other purpose. The undersigned director’s contingent resignation is not due to any disagreement with the Board or the Company on any matter.

By:	/s/ Jacqueline Davidson	By:	/s/ Paulette Dodson
Name:	Jacqueline Davidson	Name:	Paulette Dodson

By:	/s/ Daniel Levitan	By:	/s/ Murray Low
Name:	Daniel Levitan	Name:	Murray Low

By:	/s/ Elizabeth McLaughlin	By:	/s/ Darryl Rawlings
Name:	Elizabeth McLaughlin	Name:	Darryl Rawlings

By:	/s/ Howard Rubin	By:	/s/ Zay Satchu
Name:	Howard Rubin	Name:	Zay Satchu